Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

From: Uwharrie Capital Corp

Date: October 16, 2013

Albemarle, NC - Uwharrie Capital Corp has fully repaid all $10 million of their TARP funds at par that they originally received in 2008.

The parent company of Uwharrie Bank (formally Bank of Stanly, Anson Bank & Trust, and Cabarrus Bank & Trust), announced today that they have successfully completed the repayment of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A originally issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program (TARP).

In early 2008, the State Banking Commissioner of North Carolina encouraged all state chartered banks, if they qualified, to take the TARP funds. At the time, the Commissioner was concerned with the depth and severity of the pending economic crisis, and wanted to make sure that North Carolina state chartered banks had surplus capital. Uwharrie Capital was well capitalized and qualified for the TARP funds; therefore, management heeded the advice of the Commissioner.

The banking industry portion of the $700 billion TARP program was $250 billion, $245 billion of which was actually disbursed. As of October 16, 2013, the Treasury had been repaid $273 billion, with only $2.9 billion still outstanding. This numbers represent an 11.38% return on the taxpayer’s investment, even if the remaining $2.9 billion of bank TARP funds still outstanding are not repaid. Although the TARP program was very unpopular, the bank portion of this program served the purpose of stabilizing the financial industry and returning public confidence at a time of national financial crisis and panic.

Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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